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                                                                EXHIBIT 23.3



Consent of Independent Accountants


We consent to the incorporation by reference in the Registration Statement (Form S-4) of LaRoche Industries Inc. for the registration of an exchange offer relating to its $175 million of 9 1/2% Senior Subordinated Notes due 2007, Series B, of our Report dated October 14, 1997 with respect to the combined statements of assets and liabilities and direct revenues and direct expenses of the Chlor-Alkali Business and Gas-Fired Co-Generation operations for the year ended December 31, 1996 (exhibit 99.3) and prepared under principles described in note 2 to the report.





Paris, France
March 3, 1998

                                             /s/ Coopers & Lybrand
                                             ---------------------
                                                 Coopers & Lybrand